UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
October 1, 2015

 bebe stores, inc.
(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
400 Valley Drive
Brisbane, CA 94005
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(415) 715-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 1, 2015, bebe stores, inc. (the “Company”) announced a workforce reorganization. As a result of a focus on more streamlined lifestyle assortments and increased efficiencies, the Company will reduce its workforce by approximately 50 positions, including existing and open positions, primarily in the design, merchandising and production areas. The Company estimates the pre-tax costs associated with this initiative to be approximately $1.5 million to be expensed primarily in the Company's first fiscal quarter of 2016 and anticipates annual cost savings of approximately $4.8 million.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 16, 2015 Susan Powers, Senior Vice President of Stores, will be leaving the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 1, 2015, the Company's Board of Directors approved and adopted an amendment to Section 2.1 of Article II of the Company's Amended and Restated Bylaws to mandate that the annual shareholder meeting take place within fifteen months of the last annual shareholder meeting rather than within thirteen months, consistent with California law. The Second Amended and Restated Bylaws are attached hereto as Exhibit 3.2 and are hereby incorporated by reference.

Item 8.01 Other Events.

On October 1, 2015, the Company's Board of Directors authorized the Company to repurchase up to $5 million of the Company’s outstanding shares of common stock. Share repurchases may be made in the open market or through privately negotiated transactions, subject to market conditions, applicable legal requirements, and trading restrictions under the Company's insider trading policy. The program may be suspended or discontinued at any time.

On October 1, 2015 the Company issued a press release which is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.
Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

3.2	Second Amended and Restated Bylaws of bebe stores, inc.

99.1	Press Release dated October 1, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 1, 2015.

bebe stores, inc.

/s/ Liyuan Woo
Liyuan Woo, Chief Financial Officer